Exhibit 99.1

GoPro to Offer $150 Million of Convertible Senior Notes due 2022

SAN MATEO, Calif., April 5, 2017 - GoPro, Inc. (NASDAQ: GPRO) today announced that it proposes to offer $150 million aggregate principal amount of convertible senior notes due 2022 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The notes will be senior, unsecured obligations of GoPro, and interest will be payable semi-annually in arrears.

The notes will mature on April 15, 2022, unless earlier converted or repurchased in accordance with the terms of the notes. Prior to January 15, 2022, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of GoPro’s Class A common stock (the “Class A common stock”), cash or a combination of cash and shares of the Class A common stock, at the election of GoPro.

Holders of the notes will have the right to require GoPro to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). GoPro will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date.

The interest rate, conversion rate, offering price and other terms are to be determined upon pricing of the notes.

GoPro expects to use a portion of the net proceeds of the offering of the notes to pay the aggregate prepayment of the prepaid forward described below and to use the remaining net proceeds from the offering of the notes for general corporate purposes.

In connection with the issuance of the notes, GoPro expects to enter into a privately negotiated prepaid forward stock purchase transaction (the “prepaid forward”) with an affiliate of an initial purchaser in this offering (the “forward counterparty”), pursuant to which GoPro will purchase shares of the Class A common stock, for settlement on or around April 15, 2022, subject to any early settlement, in whole or in part, of each prepaid forward. In the event that GoPro pays any cash dividends on the Class A common stock, the forward counterparty will pay an equivalent amount to GoPro. The prepaid forward is intended to facilitate privately negotiated derivative transactions by which investors in the notes will be able to hedge their investment in the notes.

In connection with establishing its initial hedge of the prepaid forward, the forward counterparty (or its affiliate) expects to enter into one or more derivative transactions with respect to the Class A common stock with purchasers of the notes concurrently with or after the pricing of the notes. The prepaid forward is intended to reduce the dilution to our stockholders from the issuance of the notes and to allow certain investors to establish short positions that generally correspond to commercially reasonable initial hedges of their investment in the notes. The notional size of the prepaid forward will correspond to the notional size of the aggregate initial hedge position of such investors. It is possible, however, that investors may seek to execute larger initial hedge positions, in which case such investors may offset such larger initial hedge positions by purchasing the Class A common stock on the pricing date. Facilitating investors’ hedge positions by entering into the prepaid forward, particularly if investors purchase the Class A common stock on the pricing date, could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the notes and effectively raise the initial conversion price of the notes.

In addition, the forward counterparty (or its affiliate) may modify its hedge position by entering into or unwinding one or more derivative transactions with respect to the Class A common stock and/or purchasing or selling the Class A common stock or other securities of ours in secondary market transactions at any time, including following the pricing of the notes and immediately prior to or shortly after April 15, 2022 (and are likely to unwind their derivative transactions and/or purchase or sell the Class A common stock in connection with any conversion or repurchase of the notes, in connection with the purchase or sale of notes by certain investors and/or in the event that sufficient borrow of the Class A common stock becomes available). These activities could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of the Class A common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of the Class A common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

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